Exhibit (h)(44)

SECURITIES LENDING AGENCY AGREEMENT dated as of September 7, 2021 (the “Agreement”) between Artisan Partners Funds, Inc. (the “Corporation”) on behalf of each series listed on Schedule 1 to this Agreement, severally and not jointly (each such series, a “Fund” and collectively, the “Funds”, and the Corporation and each such Fund, a “Lender” and collectively, the “Lenders”), and Goldman Sachs Bank USA, doing business as Goldman Sachs Agency Lending (“GSAL” or “Agent”).

WHEREAS, each Lender and JPMorgan Chase Bank, National Association (“Custodian”) have entered into a Global Custody and Accounting Services Agreement dated June 18, 2018 (the “Custodian Agreement”), as amended from time to time, pursuant to which Custodian has assumed certain responsibilities with respect to securities and other property held for the benefit of Lender in a custody account (the “Custody Account”);

WHEREAS, each Lender wishes to retain the services of GSAL to act as its agent in lending securities from time to time held in the Custody Account to certain borrowers, on the terms and conditions hereinafter set forth; and

WHEREAS, GSAL is willing to act as agent for the Lenders in lending such securities owned by Lenders to certain borrowers approved by the Lender, on the terms and conditions hereinafter set forth including, but not limited to, liaising with Custodian with respect to the administration of such lending activity on each Lender’s behalf and each Lender has provided notification to Custodian to such effect.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.          For purposes of this Agreement, “Available Securities” means each security identified in Schedule 2 hereto which are held in the Custody Account (and until Lender notifies GSAL otherwise), each Lender hereby appoints and authorizes GSAL, as its agent on a disclosed basis, to lend such securities, and at such time or times, as GSAL, in its discretion, shall determine, and GSAL hereby accepts such appointment. To facilitate performance of its lending agency activities (as more fully described below), GSAL may, in its discretion and without notice to the Lenders, from time to time appoint one or more persons to act as its sub-agent hereunder and under any SLA entered into with respect to the loan of securities held in the Custody Account, and each Lender hereby approves any such appointment. GSAL shall have the right, in its discretion, to terminate any appointment of a sub-agent or to modify the terms of any such appointment, provided that GSAL shall provide written notice to Lender as soon as practicable in the event such modification would likely result in a materially adverse impact on that Lender.

2.          During the term of any securities loan, GSAL shall permit the loaned securities to be transferred into the name of and voted (where applicable) by the borrower or , or any subsequent transferee(s). For each loan of securities, the borrower shall pledge as collateral (collectively, “Collateral”) cash (including U.S. dollar and non-

U.S. dollar currency), securities issued or fully guaranteed by the U.S. government or any agency or instrumentality thereof, debt obligations of foreign sovereign issuers, having an initial market value at least equal to 102% of the value of the loaned securities that are principally traded in U.S. markets, and 105% of the value of loaned securities that are principally traded in foreign markets (the “Margin Percentage”). All Collateral is intended to be received, held and administered for the benefit of each Lender by Custodian in the Custody Account, except as otherwise provided herein. GSAL is authorized in its discretion to terminate, on each Lender’s behalf, any securities loan entered into with a borrower without prior notice to a Lender, subject to the conditions of the relevant SLA. Each Lender may itself instruct GSAL to terminate any loan on any date subject to the conditions of the relevant SLA. GSAL agrees to comply with any such instruction; provided, however in the event the Lender has sold the loaned securities it shall notify Agent of such sale by the close of regular trading on trade date in the principal market for the affected security, which notice shall constitute an instruction from Lender to terminate the loan to the extent of the quantity of such loaned securities sold.

3.          Without intending to limit the discretion granted by a Lender to GSAL in paragraph 1 hereof, GSAL may lend securities from the Custody Account, as agent, to any one or more of the institutions (each, an “Approved Borrower”) listed on Schedule 3 hereto, and each Lender hereby specifically approves such list of institutions. Lender understands and agrees that Schedule 3 may be amended by GSAL from time to time to add or delete borrowers and that GSAL will notify Lender of each such proposed change. With respect to a deleted borrower, such change shall be effective immediately upon notification to Lender to such effect. With respect to a proposed additional borrower, subject to paragraph 5, unless Lender notifies GSAL, within three (3) Business Days of the receipt by the Lender of written notice from GSAL of the proposed additional borrower(s), of Lender’s disapproval of any such additional borrower(s), Lender agrees that Schedule 4 shall be deemed amended to add the name(s) of such borrower(s).

4.          Notwithstanding anything herein to the contrary, during such time that a Lender is a plan or other entity subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (any such plan or other entity referred to herein as an “ERISA Plan Lender”), the provisions of Annex I to this Agreement shall become effective (and shall be deemed incorporated by reference in this Agreement as if fully set forth herein) and any provision of Annex I or of ERISA governing the lending of securities of an ERISA Plan Lender under this Agreement shall override any inconsistent provisions otherwise contained in this Agreement. Each Lender represents that at the time of this Agreement (check appropriate item):

☐ it is an ERISA Plan Lender, or

☒ it is not an ERISA Plan Lender.

Each Lender shall notify GSAL in writing if at any time during the term of this Agreement its status changes from that specified above, and, until such notice is received, GSAL shall be entitled to rely on the status of the Lender represented to it as aforesaid.

5.          Each Lender fully understands and agrees that GSAL intends to execute or cause to be executed an SLA (in substantially the form of Schedule 4) as Lender’s agent on a disclosed basis with each borrower, and Lender hereby approves such form of SLA. Each Lender understands and agrees that GSAL may after the date hereof revise, without notice to Lender, the terms of any SLA with any Approved Borrower as GSAL deems necessary or appropriate, in its discretion, for the effectuation of any transaction contemplated hereby or thereby; except that GSAL shall not revise any terms so as to materially limit or restrict the Lender’s rights and remedies including, but not limited to,(i) the Lender’s rights to and security interest in Collateral, (ii) the Lender’s rights to payments in lieu of distributions, (iii) the Lender’s rights or remedies in the event of default, (iv) the Lender’s right to terminate any loan, (v) the Approved Borrower’s obligation to deliver initial or additional Collateral to satisfy the Margin Percentage or (vi) the requirement that the Approved Borrower treat the obligations and liabilities of the Lender or Account separately and look only to the assets of the Lender or Account for satisfaction thereof (any such terms, the “Material Terms”). Each Lender also agrees to make available to GSAL upon request its most recent publicly available annual and semi-annual shareholder reports (which shall include its recent financial statements) to enable GSAL to comply with any request therefor by a borrower in connection with any SLA.

6.          GSAL is authorized by each Lender to negotiate on Lender’s behalf with each Approved Borrower all terms of a securities loan, including the amounts or fees to be received or paid pursuant to the applicable SLA. Each Lender understands and agrees that the identity of such Lender will be disclosed by GSAL to an Approved Borrower under a securities loan at any time upon request of the Approved Borrower. The basis of GSAL’s compensation for its activities hereunder and in respect of any securities loan is set forth in Schedule 5 hereto. Lender agrees to treat the basis and amount of GSAL’s compensation as confidential and not to disclose it to third parties except that Lender may disclose such information if and to the extent required by law or regulation or if requested by any regulatory body or governmental authority with jurisdiction over Lender. GSAL shall be responsible for any customary and reasonable transaction fees payable to the Custodian for the delivery or receipt of securities in connection with loans of Available Securities and/or the return of securities from an Approved Borrower (to the extent that such fees do not exceed the current charge of $[ ] per receipt or delivery), and each Lender shall from time to time promptly notify GSAL of any changes to the rates or amounts of such transaction fees and the Agent shall pay such customary and reasonable transaction fees directly to the Custodian (to the extent that such fees do not exceed the current charge of $[ ] per receipt or delivery).

7.          GSAL is authorized to notify each Lender or Custodian whenever a securities loan has been agreed to on behalf of Lender with an Approved Borrower. In respect of the commencement of any loan, GSAL shall instruct the Approved Borrower to transfer to the Custody Account the required Collateral and shall advise Lender or Custodian to receive the same. GSAL shall also advise Lender or Custodian which securities in the Custody Account have been lent and the transfer instructions supplied by the Approved Borrower with respect thereto. Upon termination of the loan, GSAL shall instruct the Approved Borrower to return the loaned securities to the Custody Account and shall advise Lender or Custodian to receive the same. GSAL shall also advise Lender or Custodian as to Collateral due the Approved Borrower and the Approved Borrower’s transfer instructions with respect thereto.

8.          In respect of loans of securities entered into on Lender’s behalf, GSAL will value on a daily basis, in accordance with the applicable SLA, the loaned securities and all pledged Collateral and, where applicable, GSAL shall, in accordance with the provisions of the applicable SLA, request the borrower to deliver sufficient additional collateral to the Custody Account to satisfy the applicable margin requirement and shall advise the Lender or Custodian to receive the same. Lender acknowledges and agrees that, pursuant to any SLA, GSAL may permit an Approved Borrower to substitute Collateral, which is of the type specified in Section 2 hereto and is otherwise acceptable to GSAL in its discretion, during the term of any loan so long as the required margin in respect of such loan continues to be satisfied after such substitution. If, as a result of marking to market, Collateral is required to be returned to the Approved Borrower under the SLA, GSAL shall advise Lender or Custodian regarding the amount and type of Collateral requested by borrower to be returned and the manner, timing and means by which such return was requested by the Approved Borrower to be effected. With respect to loaned securities, market value as of any date shall be determined in accordance with the terms of the SLA.

9. (a) Each Lender shall have the right, pursuant to the SLA, to invest cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the Approved Borrower the amount of cash initially pledged (as adjusted for any interim marks-to-market). Each Lender shall direct GSAL and/or Custodian, from time to time, as to the manner and means by which such cash Collateral is to be invested and the types of permissible investments. Until contrary instructions are furnished to GSAL by a Lender, GSAL is authorized and directed to cause all cash Collateral to be invested as specified in Schedule 6 hereto, in which case Lender hereby authorizes GSAL to withdraw at any time any amounts from such invested Collateral, in its discretion, to satisfy Lender’s obligations arising to a borrower or GSAL.

    (b) Each Lender acknowledges and agrees that any income or gains and losses from investing and reinvesting any cash Collateral delivered by an Approved Borrower to GSAL pursuant to an SLA shall be at each Lender’s risk and for Lender’s account, and each Lender agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan made on Lender’s behalf (after giving effect to any Cash Collateral Fee (as defined in the applicable SLA) due the Approved Borrower), Lender will, on demand of GSAL, immediately pay to GSAL (for transmission to such Approved

Borrower) an equivalent amount in cash in any currency required under the applicable SLA, as specified by GSAL. GSAL is hereby authorized and instructed, and GSAL agrees, to effect any required liquidation of permissible investments to satisfy Lender’s obligation to return cash Collateral pursuant to a mark to market or upon termination of any loan of securities. All proceeds and earnings derived from such investment shall be deposited in the Custody Account unless otherwise directed by Lender.

10.        Where Collateral consists of securities, each Lender, pursuant to the applicable SLA, may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the same to third parties, in which case Lender shall direct Custodian (or GSAL to direct Custodian) as to the intended disposition. GSAL shall also advise Custodian, on the due date therefor, of any Cash Collateral Fees or amounts (including payments in lieu of distribution on securities Collateral) that are due to an Approved Borrower, and on behalf of Lender, to effect prompt payment thereof to the Approved Borrower by appropriate debit to the Custody Account and transfer to the Approved Borrower. With respect to fees and amounts (including in lieu of distributions on loaned securities) due to Lender from an Approved Borrower, GSAL shall advise Custodian of the fees and amounts to be received on the due date therefor in the Custody Account pursuant to Lender’s direction. Each Lender acknowledges and agrees that, in respect of any loan entered into on Lender’s behalf, GSAL may at its option advance its own funds to pay any such Cash Collateral Fee or other fees or amounts due the Approved Borrower. If GSAL makes any such advance, or if Lender does not pay to GSAL when due the applicable securities lending fee, Lender will be liable to GSAL until payment in full of such liability, at a rate per annum equal to 0.25% above the federal funds rate. Each Lender acknowledges and agrees that the obligation of Lender to pay to the Approved Borrower the Cash Collateral Fee in respect of any loan of securities is independent of the results of investment of the related cash Collateral. As security for any and all obligations of Lender to GSAL arising hereunder or under any SLA or loan of securities effected on Lender’s behalf at any time and from time to time, each Lender hereby assigns and grants to GSAL a security interest in, and hereby pledges, all of its right, title and interest in and to the Collateral and any securities in which the Collateral is invested that are credited to the Custody Account, in each case, to secure such obligations.

11.        In the event of a default by an Approved Borrower with respect to any loan entered into pursuant to an SLA, GSAL will, and is hereby authorized by each Lender to, exercise on Lender’s behalf, in its discretion and without prior notification to Lender, any and all remedies provided thereunder or available under applicable law. In addition, notwithstanding any other provision of this Agreement, including Section 16 hereof, the following applies:

  (a) If an Approved Borrower fails, pursuant to the SLA with Agent, to return loaned securities with respect to a loan when due for any reason (“Default Event”), then Agent shall indemnify the applicable Lender as set forth below:

Agent shall purchase (“Buy-In”) for the Lender’s account, for settlement in the normal course, replacement securities of the same issue, type, class and series as that of the loaned securities, and deliver any so purchased replacement securities to Lender on the settlement date of the purchase. Lender may instruct GSAL to exercise such buy-in (or Deemed Buy-in as described below) as soon as practicable, and GSAL shall take reasonable efforts to comply with such instruction. If Agent is unable after using reasonable efforts, to Buy-In replacement securities, in whole or in part, (including, for the avoidance of doubt, due to legal or regulatory restrictions, including a legal stay on close outs against the Approved Borrower, a suspension in the trading of a security or illiquidity for a security in the principal market thereof), Agent may elect to treat any unpurchased loaned securities as having been purchased by Approved Borrower (“Deemed Buy-In”) in accordance with the SLA. In the case of either a Buy-In or a Deemed Buy-In, if the value of the collateral (“Collateral Value”, as defined below) that Lender shall assign to Agent under Section 11(f) below is less than the purchase cost or deemed purchase cost of replacement securities, Lender shall be liable to Agent for such shortfall only to the extent that such shortfall is due to any diminution in the Collateral Value due to reinvestment risk (which is borne by Lender pursuant to Section 9 of this Agreement).

In the event the Lender fails to meet its sale settlement obligations with respect to loaned securities as a result of a Default Event and the applicable exchange, counterparty or clearing broker, performs a “buy-in” to prevent a “market” short position, or the applicable delivering or receiving broker or custodian performs a “buy-in” in accordance with the rules and practices in the relevant market to remedy such failure-to-deliver or failure-to-receive, as applicable, and the Lender provides notification of such sale to the Agent by the close of regular trading on trade date in the principal market for the affected security, the Agent shall be liable for any costs of such buy-ins that were passed to Lender (the “buy-in costs”), except to the extent of the gross negligence of the Custodian; provided however, that if the Collateral Value of the Collateral that Lender shall assign to Agent under Section 11(f) below is less than the buy-in costs, Lender shall be liable to Agent for such shortfall only to the extent that such shortfall is due to any diminution in the Collateral Value due to reinvestment risk (which is borne by Lender pursuant to Section 9 of this Agreement) (b) Collateral Value shall be (A) in the case of loans collateralized solely by cash Collateral, the greater of the market value of the cash Collateral investments and the value of the cash Collateral pledged by an Approved Borrower with respect to a loan, and (B) in the case of loans collateralized solely by securities Collateral, the market value of such Collateral, and, in each case above, Collateral Value shall be determined on the date of the Buy-In (or the payment made pursuant to (f) below). Where a loan is collateralized by more than one type of Collateral, the aggregate market value of Collateral securing such loan (for the purpose of computing the indemnity) shall be the sum of the market values for each relevant type of Collateral. Market value shall be determined by Agent, where applicable, based upon prices obtained from recognized pricing services or dealer price quotations other than the Approved Borrower.

  (c)       If an Approved Borrower, subject to the terms of the SLA with Agent, fails to pay the amount of cash Distributions (as defined in the SLA) with respect to securities on loan that a Lender would have received had such securities not been on loan, GSAL shall pay the Lender the amount of such cash Distributions plus the amount of any overdraft charges charged by Custodian directly resulting from any delay in Lender receiving such payment in the Custody Account. To the extent that GSAL has made any payments pursuant to this Section 11(c), GSAL shall be subrogated to the Lender’s rights against the borrower as provided in Section 11(f). The foregoing shall, subject to Section 11(g), and a reduction of any Collateral Value arising from reinvestment losses, be at GSAL’s expense.

  (d)       With respect to sales of securities subject to a loan, if: (1) GSAL is instructed by the close of regular trading in the principal market on a Business Day to: (x) terminate a loan or (y) that such securities are no longer Available Securities, (2) the Approved Borrower does not return a security on loan within the settlement time frame applicable to the sale of such security, and (3) Custodian has provided contractual settlement date accounting in respect of the sale of such security by crediting the Lender’s account with an amount equal to the proceeds of such sale, GSAL shall pay the Lender for any related overdraft charges.

  (e)       If, on the date of the Default Event, Agent is not in possession or control of the Collateral allocated to the defaulted loan, Lender shall cause such Collateral to be transferred to the Agent for application against the cost of any Buy-In. Lender bears any risks of loss arising from any delays in Agent exercising a Buy-In or Deemed Buy-In as a result of the failure by Lender after request of Agent to provide reasonable assurances to Agent that Collateral or cash from another source, of an amount equal to the Collateral Value (without reduction for any diminution in the Collateral Value that was due to reinvestment risk) will be transferred to Agent by settlement date of any Buy-in or Deemed Buy-In.

  (f)       In the event that Agent is required to perform or make any payment under this Section, each Lender agrees that, to the extent of such performance or payment, Agent shall be subrogated to, and a Lender shall assign, and be deemed to have assigned, to Agent all of Lender’s rights in, to and against the Approved Borrower in respect of the related loan, any Collateral pledged by the Approved Borrower in respect of such loan and all proceeds of such Collateral. In the event that Lender receives or is credited with any payment, benefit or value from or on behalf of the Approved Borrower in respect of rights to which Agent is subrogated as provided herein, Lender shall promptly remit or pay to Agent the same (or, where applicable, its United States dollar equivalent).

12.        GSAL (i) will, upon request by Lender, make available to Lender a daily statement of activity setting forth information relating to loaned securities, marks-to-market and terminations and (ii) will make available to Lender on or about the 7th (seventh) Business Day of each month, a statement indicating for the preceding calendar month the securities lent from the Custody Account, the value of such securities, the identity of the Approved Borrowers, the nature and amount of Collateral received as security for the loaned securities, the income received (or loss incurred) from such invested Collateral (as supplied to it by Lender or Custodian ), the amounts of any fees or payments paid with respect to each loan and such other information as

GSAL and Lender may agree to from time to time, (iii) will make available such reporting as specified in Schedule 11 and (iv) will make available such other reporting as may be agreed by the parties from time. GSAL hereby agrees to maintain operational procedures that are reasonably designed to provide the reporting set forth in this Section 12. Failure of GSAL to meet the requirements listed in this Section 12 is not a breach of this Agreement, so long as GSAL has used commercially reasonable efforts to meet such minimum requirements. If GSAL fails to meet any of the requirements listed above, Lender may request a review meeting between appropriate senior officers of Lender and GSAL. At the meeting, GSAL will discuss in good faith means to resolve GSAL’s failure, including the reasons for the failure and the likelihood of GSAL meeting the requirements listed above going forward. For purposes hereof, “Business Day” means any day on which banks are open for business in Boston, Massachusetts. GSAL (unless otherwise instructed by Lender) shall instruct the Approved Borrower to remit directly to the Custody Account all amounts and fees due Lender pursuant to any loan of securities.

13.        The parties acknowledge that:

THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT A LENDER WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY THE BROKER OR DEALER, AS BORROWER, TO THE LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

14.        All loans may be terminated on demand on any Business Day by a Lender. Each Lender acknowledges that, under the applicable SLA, the Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from GSAL terminating the applicable loan, but instead will be required to return such loaned securities within such period of time following such notice as is specified in the applicable SLA and in no event later than the earlier of (a) five (5) Business Days or (b) the end of the customary settlement period. Upon receiving a notice from Custodian, Lender or Lender’s investment manager that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), GSAL shall promptly notify thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable SLA.

15.        Lender acknowledges that any payments of distributions from the Approved Borrower to Lender are in substitution for the interest or dividend accrued or paid in respect of loaned securities and that the tax treatment of such payment may differ from the tax treatment of such interest or dividend. Each Lender also acknowledges that GSAL or Custodian may be required to withhold tax on amounts payable to or by Lender pursuant to a securities loan and GSAL may at any time claim from Lender any shortfall in the amount GSAL so withheld.

16.        Subject to the requirements of applicable law and GSAL’s obligations under Section 11 of this Agreement, GSAL shall not be liable with respect to any losses incurred by Lender in connection with this securities lending program or under any provision hereof, except to the extent that such losses result from the negligence, fraud, bad faith or willful misconduct of GSAL in the performance of its duties under this Agreement. In the event that GSAL appoints a sub-agent to perform duties under this Agreement, GSAL shall be responsible for the acts and omissions of the sub-agent to the same extent as though such acts or omissions were that of GSAL itself.

17.        The responsibilities of GSAL and Custodian with respect to negotiating and administering each securities loan shall be set forth in, and governed by, the written operational procedures established from time to time by GSAL and Custodian and are incorporated by reference herein. GSAL shall have no liability whatsoever to Lender or any Approved Borrower arising from or based upon any failure or delay by Custodian or any cash Collateral reinvestment investment manager selected by Lender, for whatever reason, to perform their obligations to Lender as Custodian or investment manager with respect to any loan of securities (including complying with any instructions, orders or directions with respect to receipt and delivery of securities, Collateral and fees, and investment and liquidation/redemption of investments of Collateral). Fees and expenses of Custodian and any investment manager engaged by Lender shall be the sole responsibility of Lender.

18.        Each party represents and warrants to each other that (i) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (ii) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not and will not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (iii) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms. In addition, each Lender represents that, as to any securities lent at any time and from time to time from the Custody Account, such Lender shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist except as otherwise created hereunder.

19.        Each Lender grants GSAL the authority set forth in this Agreement notwithstanding its awareness that GSAL, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions or existing relationships with the same institutions to which loans of securities may be made hereunder, which transactions or relationships may give rise to potential conflict of interest situations.

20.        GSAL shall have no duties or responsibilities in respect of securities lending transactions except those expressly set forth in this Agreement.

GSAL will maintain and update from time to time business continuation and disaster recovery procedures with respect to its business that it determines from time to time to meet reasonable commercial standards. GSAL shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control or, with respect to the failure of its sub-agent, if any, to perform with respect to delegated responsibilities, beyond its sub-agent’s control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, or the failure of a third party, such as the Depository Trust Company (or any of its affiliated entities), a depository, a clearing agency or a central counterparty, to effect the transfer of loaned securities or Collateral for reasons arising out of or caused, directly or indirectly, by circumstances beyond GSAL’s or, with respect to the failure of its sub-agent, if any, to perform with respect to delegated responsibilities, by circumstances beyond its sub-agent’s control. GSAL shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone, telex, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person (“Approved Person”) of Lender. Set forth in Schedule 7 hereto is a list of Approved Persons, which list may be amended by Lender from time to time upon notice to GSAL. No provision of this Agreement shall require GSAL to expend or risk its own funds in the performance of its duties hereunder.

21.        Each Lender hereby authorizes and empowers GSAL to execute, in its capacity as agent for Lender, and on its behalf and at its risk, all agreements and documents as may be necessary or appropriate in the judgment of GSAL to carry out the purposes of this Agreement. It is understood and agreed that GSAL is authorized to supply any information regarding Lender and any loan of securities effected pursuant hereto which is required by applicable law.

22.        This Agreement may be terminated by any party on sixty (60) day’s prior written notice to the other party to such effect; provided, however that either (i) GSAL shall not be obligated to enter into new loans on behalf of each Lender during such sixty-day notice period and (ii) either party may terminate this Agreement upon prior written notice of less than 60 days in the event that (a) the other party is in default hereunder, (b) any third party provider (such as Custodian), other than a sub-agent, beyond the control of such party, fails to provide a level of service contemplated by the parties, or (c) any sub-agent of GSAL fails to perform a level of delegated service for reasons beyond the control of such sub-agent and that are specified in paragraph 20 above, and, as a result, such party’s ability to reasonably perform its role hereunder is materially impeded. The only effects of any such termination of this Agreement will be that (a) following such termination, no further loans shall be made hereunder by GSAL on behalf of each Lender and (b) GSAL shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding loans and/or cooperate with a

Lender to novate such loans where practicable. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided.

23.        All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex or courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient in accordance with Schedule 8 hereto. Notices shall be effective upon receipt.

24.        This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement shall not be modified or amended except by an instrument in writing signed by each Lender and GSAL. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities held in the Custody Account. This Agreement shall not be assigned by either party without the prior written consent of the other party.

25.        The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all non-public confidential information identifiable to a party that is provided by such party to the other in connection with this Agreement including but not limited to information regarding its business and operations (the “Confidential Information”). All Confidential Information provided by a party hereto shall be disclosed by the other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out the services pursuant to this Agreement (or for GSAL’s sub-agents to perform their roles on behalf of GSAL), shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to: (i) any disclosure undertaken for the purpose of good corporate governance, internal controls or compliance functions, financial risk management (including Basel III), client servicing and client support or business continuity planning purposes; (ii) any information which is required to be disclosed by or to any governmental, quasi-governmental, regulatory or self-regulatory authority or in any judicial or administrative process or otherwise by applicable law or to cooperate with any reasonable request made by an entity with regulatory jurisdiction over it; (iii) any disclosure made by a party hereto to its external or internal accountants, auditors, tax advisors or counsel to obtain accounting, tax or legal advice or for effective group-wide management of the client relationship including data processing or database maintenance, provided that such accountants, auditors or counsel or other service providers are bound by terms of confidentiality; (iv) any disclosure necessary for the purpose of agency lending disclosure; (v) any disclosure made by a party if such party’s counsel has advised that such party could be liable under applicable law or any judicial or administrative order or process for a failure to make such disclosure; and (vi) any disclosure required for the purposes of facilitating the loan of Available Securities. The parties hereto agree that they prohibit their employees from trading securities or other property on the basis of any Confidential Information unless and until such information is made publicly available. The provisions of this paragraph, and any obligations of the parties, their successors and assigns hereunder, shall survive for three (3) years following termination of this Agreement.

26.          Lender represents that the Funds are series of the Corporation, an open-end management investment company that was incorporated under Wisconsin law. The parties hereto acknowledge and agree that, except in the situation where Lender or one of its directors, officers or shareholders has committed fraud or the Lender has failed to comply with the corporate formalities required in Wisconsin and under the Investment Company Act of 1940 to ensure the liabilities of each series are not the liabilities of any other series, this Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between GSAL and each Lender, and no Lender shall be responsible or liable for any of the obligations of any other Lender under this Agreement or otherwise, notwithstanding anything to the contrary contained herein. In addition, with respect to transactions entered into by a Lender, neither GSAL nor any borrower shall in any event have recourse to the assets of any other Lender, including Collateral.

27. U.S. Resolution Stay Provisions.

(a)        In the event that GSAL becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from GSAL of this Agreement, and any interest and obligation in or under, and any property securing, this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any interest and obligation in or under, and any property securing, this Agreement were governed by the laws of the United States or a state of the United States.

(b)        In the event that GSAL or an affiliate (as defined in, and interpreted in accordance with, 12 U.S.C. § 1841(k)) becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Agreement that may be exercised against GSAL are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)        If Lender adheres to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), after the date of this Agreement, the terms of the ISDA U.S. Protocol will supersede and replace the terms of Section 26(a) and (b) of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Artisan Partners Funds, Inc on behalf of each series listed on Schedule 1

By	/s/ Gregory K. Ramirez
Name: Gregory K. Ramirez
Title: President and Chief Executive Officer

GOLDMAN SACHS BANK USA

By	/s/ Christel Carroll
Name: Christel Carroll
Title: Vice President

ANNEX I

SPECIAL PROVISIONS APPLICABLE TO ERISA PLAN LENDERS

To the extent that securities to be loaned under the Agreement are those of an ERISA Plan Lender the following provisions shall be effective:

SECTION 1 - REPRESENTATIONS OF ERISA PLAN LENDER

(a)          The person executing this Agreement on behalf of ERISA Plan Lender represents that he or she is a fiduciary of ERISA Plan Lender with the authority to execute this Agreement on behalf of ERISA Plan Lender and is independent of GSAL and any affiliate of GSAL (within the meaning of U.S. Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 82-63).

(b)          ERISA Plan Lender agrees to immediately notify GSAL if at any time:

(i)         any potential borrower which is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), a broker/dealer exempted from registration under Section 15 (a)(1) of the 1934 Act as a dealer of exempted Government securities, or a bank (or any of such potential borrower’s affiliates, as defined in PTCE 81-6) has discretionary authority or control with respect to the investment of any Available Securities, or renders investment advice (within the meaning of 29 CFR Section 2510.3-21(c)) with respect to any Available Securities, or.

(ii)         any potential borrower not described in clause (i) above (or any of such potential borrower’s affiliates, as defined in PTCE 81-6) is a party-in-interest with respect to ERISA Plan Lender (within the meaning of Section 3(14) of ERISA) or a disqualified person with respect to ERISA Plan Lender (within the meaning of Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended).

In determining whether to enter into a securities loan under this Agreement on behalf of ERISA Plan Lender, GSAL shall be entitled to rely conclusively upon such notice from ERISA Plan Lender.

SECTION 2 - REPRESENTATIONS OF GSAL

(a)          With respect to ERISA Plan Lender, no advance of funds described in subparagraph 9(b) of the Agreement shall be made by GSAL unless the terms and conditions of such advance comply with PTCE 80-26.

(b)          If ERISA Plan Lender provides notice to GSAL described in Section 1(b) above, GSAL shall not engage in any securities loan on behalf of ERISA Plan Lender with a potential borrower identified pursuant to Section 1(b) by ERISA Plan Lender that would constitute a prohibited transaction under ERISA.

(c)          GSAL is a “fiduciary” (as that term is defined in Section 3(21)(A) of ERISA) with respect to its duties under this Agreement as they relate to assets of ERISA Plan Lender.

(d)          ERISA Plan Lender has received, reviewed and understands the information contained in the document titled “Service Provider Disclosure for Goldman Sachs Agency Lending Relating to Securities Lending Agency Services” and any documents referenced therein.

SCHEDULE 1

LIST OF LENDERS

Series of Artisan Partners Funds, Inc.

1.	Artisan Developing World Fund

2.	Artisan Focus Fund

3.	Artisan Global Discovery Fund

4.	Artisan Global Equity Fund

5.	Artisan Global Opportunities Fund

6.	Artisan Global Value Fund

7.	Artisan High Income Fund

8.	Artisan International Fund

9.	Artisan International Small-Mid-Fund

10.	Artisan International Value Fund

11.	Artisan Mid Cap Fund

12.	Artisan Mid Cap Value Fund

13.	Artisan Selected Equity Fund

14.	Artisan Small Cap Fund

15.	Artisan Sustainable Emerging Markets Fund

16.	Artisan Value Fund

SCHEDULE 2

AVAILABLE SECURITIES

Lender’s securities as set forth on its records with the Custodian as notified by Custodian to GSAL on a daily basis, subject to (a) any specific securities Lender notifies GSAL (per agreed communication protocol) as being not available for securities lending and (b) the restrictions set forth in Schedule 10

SCHEDULE 3

LIST OF APPROVED BORROWERS

[    ]

SCHEDULE 4

FORM OF SECURITIES LOAN AGREEMENT

SECURITIES LOAN AGREEMENT

SECURITIES LOAN AGREEMENT dated ____________ by and between Goldman Sachs Bank USA, doing business as Goldman Sachs Agency Lending, as agent for accounts (in such capacity and not in its individual capacity, “Lender”), and _____________________ (“Borrower”) setting forth the terms and conditions under which Lender, on behalf of disclosed accounts (each, an “Account” and, collectively, the “Accounts”) hereto lends to Borrower certain securities against a pledge of collateral.

Lender and Borrower as the parties hereto agree as follows:

1. Loan of Securities.

1.1 Subject to the terms and conditions of this Agreement, either party hereto may initiate a transaction by telephone, mail, facsimile, e-mail, electronic message whereby Lender may, from time to time, lend securities to Borrower. The parties shall agree by telephone, mail, facsimile, e-mail, electronic message on the terms of each Loan, including the date of commencement of the Loan, the issuer of the securities, the description and amount of securities to be lent and the method and location of their delivery, the terms of compensation (including any applicable rebate), the Margin Percentage, and the type(s) and amount of Collateral to be transferred by Borrower and the method and location of their delivery, which terms may be amended during the Loan upon mutual agreement of the parties.

1.2 (a) Promptly after initiating the transaction and agreeing to the terms of each Loan, each party shall promptly send the material terms of the Loan to a mutually-agreed upon service provider or system that compares Loan details and in which Borrower and Lender are participants. The confirmation (The “Confirmation”) by such service provider or such system that the Loan details submitted by each of the Lender and Borrower match, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Borrower and Lender with respect to the Loan to which the Confirmation relates, unless specific objection with respect to the Confirmation is made promptly after receipt thereof.

(b) If the parties heretofore agree, each Loan shall not be evidenced by the method specified in 1.2(a) but rather by Lender’s records pertaining to such Loans maintained by Lender in the regular course of its business and which shall represent conclusive evidence thereof except for manifest error or willful misconduct. Upon Borrower’s request, Lender shall send Borrower monthly statements of outstanding Loans showing Loan activity which Borrower agrees to examine promptly and to advise Lender of any errors or exceptions. Borrower’s failure to so advise Lender within twenty (20) days after delivery of any such statement shall be deemed to be Borrower’s admission of the accuracy and correctness of the contents thereof and Borrower shall be fully bound thereby. The foregoing shall not be construed to prevent the parties hereto from mutually agreeing to amend or correct such statements if there has been manifest error in the preparation of such statements.

1.3 Notwithstanding the provisions in this Agreement with respect to when a Loan occurs, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefore are transferred.

1.4 WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF

SATISFACTION OF BORROWER’S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2. Transfer of Loaned Securities. On the date for the commencement of the Loan, Lender shall transfer the Loaned Securities to Borrower or its designee by either (a) delivering to Borrower or its designee certificates representing the Loaned Securities together with duly executed stock or bond transfer powers or certificates or other instruments of transfer or assignment as are customary in the market in which such Loaned Securities are delivered; (b) causing the Loaned Securities to be credited to Borrower’s account and debited to Lender’s account at a clearing agency (“Clearing Organization”) at which Borrower and Lender maintain accounts; or (c) any other method of transfer as agreed upon by the parties. Borrower agrees that the completion of a delivery of Loaned Securities to it pursuant to a Loan shall constitute its acceptance and receipt thereof and each such acceptance and receipt shall be deemed to constitute, and shall constitute, a representation by Borrower that as of the date of such acceptance and receipt (i) all representations and warranties by Borrower herein are true and correct, as if made on and as of such date, (ii) no Default hereunder has occurred and is continuing, and (iii) except as otherwise theretofore disclosed to Lender in writing, there has been no material adverse change in the financial condition or business of Borrower or any direct or indirect parent since the date of the most recent financial statements of Borrower provided to Lender hereunder and that, where Borrower is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”), it is in compliance with Rule 15c3-1 thereunder.

3. Transfer of Collateral.

3.1 On or prior to the receipt of the Loaned Securities, Borrower shall transfer to Lender Collateral in an amount (the “Required Value”) equal to the percentage (the “Margin Percentage”) of the market value of the Loaned Securities as agreed to by the parties (which shall not be less than 100% of the market value of the Loaned Securities) and shall be equal to the percentage specified in Annex I hereto for particular types of loans.

3.2 All transfers of Collateral consisting of securities (including those made pursuant to Section 8) shall be effected in the same manner as that provided in Section 2 for Loaned Securities. All transfers of Collateral consisting of cash (including those made pursuant to Section 8) shall be made by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as the parties hereto may agree. All transfers of Collateral consisting of a letter of credit from Borrower to Lender shall be made by delivery to Lender of an irrevocable performance letter of credit issued by a bank (not affiliated with Borrower) which is acceptable to Lender and is insured by the Federal Deposit Insurance Corporation or is a foreign bank that has filed an agreement with the Board of Governors of the Federal Reserve System on Form FR T-2 (or any successor). Transfer of a letter of credit from Lender to Borrower shall be made by causing such letter of credit to be returned or, through the written consent of Lender, causing the amount of such letter of credit to be reduced to the amount required after such transfer.

3.3 The Collateral transferred by Borrower to Lender, as adjusted pursuant to Section 8, shall be security for Borrower’s obligations in respect of such Loan and for any other obligations of Borrower to Lender, and Borrower hereby pledges with, assigns to, and grants Lender a continuing security interest in, and a lien upon, the Collateral (other than letters of credit), which shall attach upon the delivery of the Collateral to Lender and which shall cease upon the redelivery of the Collateral to Borrower.

3.4 Lender may use or invest the Collateral, if such consists of cash, at its own risk and for its own benefit and shall be entitled to retain all income and profits therefrom and shall bear all losses with respect thereto. If the Collateral consists of securities, Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral and commingle, with other collateral or with its own assets, the Collateral. Borrower irrevocably appoints Lender to be the attorney-in-fact of Borrower for the purpose of doing or performing any act or thing (including, without limitation, executing any document) and to take all other steps as may be required to enable Lender to effect transfer thereof to a third party or to otherwise realize upon any Collateral which has been transferred to it pursuant to any Loan.

3.5 Except as provided in Section 12, Lender shall be obligated to return the Collateral to Borrower upon tender to Lender of the Loaned Securities on termination of the Loan.

3.6 If, on any Business Day corresponding to the commencement date for a Loan, Borrower transfers the Collateral and Lender does not transfer the Loaned Securities, Borrower shall have the absolute right to the immediate return of the Collateral; and if, on any such Business Day, Lender transfers Loaned Securities and Borrower does not transfer Collateral hereunder, Lender shall have the absolute right to the immediate return of the Loaned Securities.

3.7 Borrower may, upon reasonable notice to Lender and with Lender’s consent (which shall not be unreasonably withheld), substitute Collateral for Collateral securing any Loan; provided, however, that such substituted Collateral shall (a) consist only of cash, securities or other property that the parties agreed would be acceptable Collateral prior to the commencement of the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Substituted Collateral shall constitute Collateral hereunder for all purposes.

3.8 A transfer of Loaned Securities or Collateral may be effected on any day except (i) a day on which the intended transferee is closed for business (which transferee may be a designee or agent) or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

3.9 (a) Except as provided in the following sentence, upon receipt of Collateral for a Loan, such Collateral shall be allocated to such Loan; provided that if Collateral is received on the same day for more than one Loan, the Lender shall allocate such Collateral to each Loan then being made so that each such Loan is secured by not less than the Required Value of Collateral. Any Collateral received by Lender with respect to a Loan in excess of the Required Value for such Loan may be held by Lender as collateral security for all Loans made to Borrower at any time without being allocated to any one Loan or, in the sole discretion of Lender, may be allocated at any time to any Loan or Loans then outstanding hereunder. All allocations of Collateral shall be marked in Lender’s books, which shall be conclusive evidence of such allocations.

(b) Lender shall have the right, at its sole election, at any time and from time to time, to allocate and/or reallocate any Collateral held by it hereunder to or among any outstanding Loan or Loans.

(c) It is expressly understood and agreed by the parties hereto that any allocation of Collateral to any Loan or liabilities due to any Account pursuant to the terms hereof shall in no way affect the ability of Lender to apply such Collateral to the satisfaction of any obligation of Borrower hereunder upon any default hereunder, regardless of the Loan or Account to which such obligation relates, and that all Collateral at any time given hereunder shall constitute collateral security for all the Borrower’s obligations to Lender hereunder without distinction of any kind and upon any default hereunder may be applied to any such obligation or obligations as Lender in its sole discretion may elect.

4. Fees for Loan.

4.1 Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan fee (a “Loan Fee”), computed daily on each Loan to the extent such Loan is secured by cash Collateral or Collateral other than cash, based on the aggregate market value, on each day for which such Loan Fee is being computed, of the Loaned Securities so secured, and (b) Lender agrees to pay Borrower a fee or rebate (a “Cash Collateral Fee”) on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral. In the case of each of the Loan Fee and the Cash Collateral Fee, the parties shall agree on the applicable rates therefor. Unless otherwise agreed, Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.

4.2 Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable upon the earlier of (i) the seventh day of the month following the calendar month in which such fee was incurred or

(ii) the termination of all Loans hereunder (or, if a transfer of cash under Section 3.8 may not be effected on such seventh day or the day of such termination, as the case may be, the next day on which such a transfer may be effected). Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default hereunder by Lender.

5. Termination of the Loan.

5.1 Each Loan shall be terminable on demand, notwithstanding any expectation by any party that a Loan would remain outstanding for a given time period. Borrower may terminate a loan at any time by giving notice to Lender (i) for domestic securities, any time prior to 11:00 a.m. on the termination date established by such notice Business Day, and (ii) for foreign securities, at least one Business Day prior to the termination date established by such notice. On the termination date, Borrower shall transfer the Loaned Securities to Lender in the same manner as initial transfer thereof from Lender to Borrower was effected pursuant to Section 2, whereupon Lender shall transfer to Borrower the Collateral (as adjusted pursuant to Section 8) by close of the day (which must be a day upon which Lender or its designee or agent holding the Collateral is open for business in the jurisdiction in which such Collateral is held) next succeeding the day of such receipt of the Loaned Securities.

5.2 Lender may terminate a Loan at any time by giving notice to Borrower prior to the close of business on a Business Day. The termination date established by such notice shall be a Business Day no later than the earlier to occur of (i) the standard settlement date for trades of the Loaned Securities entered into on the date of such notice in the principal market therefor or (ii) five Business Days from the giving of such notice. On the termination date, Borrower shall transfer to Lender the Loaned Securities in the same manner as initial transfer thereof from Lender to Borrower was effected pursuant to Section 2, whereupon Lender shall transfer to Borrower the Collateral (as adjusted pursuant to Section 8) by close of the day (which must be a day upon which Lender or its designee or agent holding the Collateral is open for business in the jurisdiction in which such Collateral is held) next succeeding the day of such receipt of the Loaned Securities.

5.3 For purposes of this Agreement, any required return by Borrower of Loaned Securities shall include securities identical in issuer, type, class and face amount to those actually transferred by Lender to Borrower at the commencement of the related Loan, and any required return by Lender of Collateral consisting of securities shall include securities identical in issuer, type, class and face amount to those actually transferred by Borrower to Lender during the term of the Loan.

6. Rights of Borrower in Respect of the Loaned Securities. Until a Loan is terminated in accordance herewith, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote the Loaned Securities during the term of the Loan.

7. Dividends, Distributions, Etc.

7.1 Lender shall be entitled to receive all distributions made on or in respect of the Loaned Securities the record dates for which occur during the term of the Loan (or the record date for which occurs at a time following return of Loaned Securities upon termination of the Loan but prior to re-registration thereof in the name of Lender or its designee in the normal course) and which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) all property (including cash dividends and all other distributions of cash or property), (b) stock dividends and bonus issues, (c) securities received as a result of split ups of the Loaned Securities and distributions in respect thereof, (d) interest payments, (e) all rights to purchase additional securities, and (f) payments upon maturity or other redemption.

7.2 Any cash distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash (denominated in the currency of issue for the Loaned Securities, unless otherwise agreed) to Lender by Borrower on the relevant payment date therefor, in an amount equal to such cash distribution (subject to the provisions of Section 7.6), so long as Lender is not then in Default. Non-cash distributions received by Borrower shall be added to the Loaned Securities (unless otherwise agreed by the parties) and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith deliver the same to Lender.

7.3 So long as Loaned Securities have not been returned to Lender and re-registered in the name of Lender or its nominee, the parties agree that all rights arising in respect of conversions, subdivisions, consolidations, redemptions, takeovers, preemptions, options or other rights shall be for the benefit of Lender and shall be deemed to have been exercised for the benefit of Lender in accordance with Lender’s prior instructions to Borrower. Borrower will use its best efforts to seek instructions from Lender with respect to each of the foregoing at such time and in such manner as to be able to act timely in accordance with such instructions. Borrower’s obligation to remit distributions and to return Loaned Securities upon the termination of the Loan shall be made after giving full effect to such instructions, irrespective of the extent of Borrower’s compliance with such instructions.

7.4 Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral the record or payment dates for which occur during the term of the Loan and which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been delivered to Lender. Any distributions made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash (denominated in the currency of issue of the non-cash Collateral, unless otherwise agreed) by Lender to Borrower, upon the date of Lender’s receipt, in an amount equal to such cash distribution (subject to the provision of Section 7.6), so long as Borrower is not then in Default.

7.5 Lender shall not be required to take any action pursuant to Section 7.4 to the extent that, as a result of such action, Borrower would become obligated to transfer Collateral to Lender under Section 8.

7.6 (a) If (i) Borrower is required to make a payment (a “Borrower Payment”) with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 (“Securities Distributions”) and (ii) Borrower, Borrower’s custodian or Lender (“Payor”) shall be required by law to collect any withholding or other tax required to be deducted or withheld from such Borrower Payment (“Tax”), then Borrower shall pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment received by Lender for the benefit of the Affected Account, after payment of such Tax equals the net amount of the Securities Distribution that would have been received by the Affected Account if such Securities Distribution had been paid directly to it, provided, however, that any Borrower Payment shall also take into account (and Borrower shall pay such additional amounts which reflect) the value to the Affected Account (as notified, orally or in writing, by Lender to Borrower) of any tax refund, reclaim or credit which such Affected Account would otherwise have been entitled to had it not lent the securities to Borrower but instead had retained ownership thereof.

(b) If Lender is required to make a payment (“Lender Payment”) with respect to distributions on Collateral under Section 7.4 (“Collateral Distributions”), Lender shall pay to Borrower the net amount of the Collateral Distribution which Borrower would have received had it not pledged the Collateral and such Collateral Distribution had instead been paid directly by the applicable issuer(s) to Borrower.

(c) Each party shall supply to the other such tax information as may be requested by the other to enable it to effect the Borrower Payment or Lender Payment in the required amount, computed as per the immediately preceding paragraphs of this Section 7.

8. Mark to Market Margin.

8.1 In the event that on any Business Day the market value of Collateral subject to a Loan shall be less than the Margin Percentage of the market value of the outstanding Loaned Securities subject to such Loan (a “Margin Deficit”), Lender may, by notice (which may be oral) to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral subject to such Loan, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer (in the case of Collateral denominated in U.S. dollars) is to be made in the United States in accordance with Lender’s instructions no later than 3:00 p.m. Boston time on the day of such demand if demand is made prior to 11:00 a.m. Boston time; in the case of all other types of Collateral and in the case of Collateral denominated in U.S. dollars where demand is made subsequent to

11:00 a.m. Boston time, such transfer shall be completed by the close of business of Lender (or its designee) in the location specified to Borrower for transfer of additional Collateral on the next succeeding day on which Lender (or its designee) is open for business thereat and not authorized or required to be closed. If the additional Collateral to be posted is intended to be through adjustment of a letter of credit heretofore delivered to Lender as Collateral, Borrower agrees to cause the issuing bank to amend the original letter of credit by delivery of an amended letter of credit to Lender within the applicable time period described in the preceding sentence.

8.2 In the event that on any Business Day the market value of all Collateral subject to a Loan shall be greater than the Margin Percentage of the market value of the outstanding Loaned Securities subject to such Loan (a “Margin Excess”), Borrower may, by notice (which may be oral) to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral, after deduction of such amount, shall not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer (in the case of Collateral denominated in U.S. dollars) is to be made in the United States in accordance with Borrower’s instructions no later than the close of business of Lender on the day of such demand if demand is made prior to 11:00 a.m. Boston time; in the case of all other types of Collateral and in the case of Collateral denominated in U.S. dollars where demand is made subsequent to 11:00 a.m. Boston time, such transfer shall be completed by the close of business of Borrower (or its designee) in the location specified to Lender for transfer of excess Collateral on the next succeeding day on which Borrower (or its designee) is open for business thereat and not authorized or required to be closed; provided, however, that if Lender is requested to return a portion of any security constituting Collateral to Borrower pursuant to this Agreement, Borrower shall, at the oral request of Lender, take all such action as is necessary to cause such security to be reissued in such denominations as are required to permit such a partial return and in such case Lender shall not be obligated to return Collateral hereunder unless and until such action has been taken and may thereafter make required returns of Collateral hereunder by returning such securities in such amounts as are, as nearly as practicable, equal to but not greater than the required return. The return to Borrower of securities the market value of which on the date on which the requirement to return the same was established was then sufficient to comply with such requirement of return shall be in full compliance with this Agreement and a full discharge of Lender’s obligation to make such return, notwithstanding the fact that at the date of such return the market value of any such securities may have declined. Where Collateral is in the form of a letter of credit, Lender agrees to promptly consent to a reduction in the undrawn balance of the letter of credit sufficient to eliminate the Margin Excess, and if Borrower delivers to Lender an amended letter of credit within the time period described in the second sentence of this Section 8.2.

8.3 Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.1 and 8.2 by valuing the Loaned Securities lent and the Collateral given in respect thereof on an aggregate basis.

8.4 Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 8.1 and 8.2 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

9. Representations of the Parties Hereto. The parties hereby make the following representations and warranties, which shall continue during the term of any Loan hereunder:

9.1 Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it (in the case of Lender, solely in its capacity as agent for the Account whose securities are the subject of a Loan).

9.2 Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable securities regulatory and self-regulatory organizations.

9.3 Each party hereto represents and warrants that it has made its own determination as to the tax treatment of any dividends, remuneration or other funds received hereunder.

9.4 Borrower represents and warrants that all Loans will comply with Regulation T and, without limiting the generality of the foregoing, that it (or the party to whom it relends the Loaned Securities) is borrowing the Loaned Securities for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered or other similar situations or as otherwise permitted pursuant to Regulation T of the Board of Governors of the Federal Reserve System.

9.5 Borrower represents and warrants that it has, or will have at the time of transfer to Lender of any Collateral hereunder (other than letters of credit), the right to grant to Lender a first priority security interest therein subject to the terms and conditions hereof. As to Collateral consisting of letters of credit transferred to Lender hereunder, Borrower represents and warrants that Lender shall have full unencumbered title thereto.

9.6 Lender represents and warrants that the Account acting as lender in any Loan has represented and warranted to it that the Loaned Securities transferred to Borrower shall be free and clear of any lien or encumbrance at the time of transfer, and Borrower represents and warrants that the return to Lender of Loaned Securities shall be free and clear of any lien or encumbrance at the time of such return.

9.7 Lender represents and warrants that as to each Account, such Account has represented and warranted to it that (i) such Account has duly authorized Lender, as agent, to execute and deliver this Agreement on its behalf, and to enter into Loans on its behalf, (ii) such Account has the requisite power to perform, and has been duly authorized to perform, the obligations imposed hereunder and under any Loan effected pursuant hereto, and (iii) the obligations of such Account in respect of any Loan effected pursuant to this Agreement constitute legal, valid and binding obligations of the Account, enforceable in accordance with their terms.

9.8 Each of the representations and warranties set out in Section 2(i), (ii), and (iii) and in Section 9, shall, notwithstanding any provision of Section 2 or 9 or any other provision of the Agreement, be deemed made and repeated for all purposes at and as of all times when any Loan entered into hereunder is outstanding.

10. Covenants.

10.1 (a) If Borrower is not a broker-dealer registered under the Exchange Act, it covenants as follows: Upon execution of this Agreement, Borrower shall deliver to the Lender Borrower’s and any parent company’s most recent available financial information, including (without limitation) the most recent available audited and unaudited statements of Borrower’s and any parent company’s financial condition that Borrower or such parent company is required to provide to any governmental agency or self regulatory body. As long as any Loan is outstanding under this Agreement, Borrower will promptly deliver to Lender all such financial information that is subsequently available, and any other financial information or statements that Lender may reasonably request.

(b) If Borrower is a broker-dealer registered under the Exchange Act, it covenants as follows: Upon execution of this Agreement, Borrower shall deliver to Lender the most recent statements of Borrower required to be furnished to Borrower’s customers by Rule 17a-5(c) and (d) under the Exchange Act. As long as any Loan is outstanding under this Agreement, Borrower shall promptly deliver to Lender all such statements subsequently required to be furnished to Borrower’s customers by such Rule (or any successor thereto). Upon execution of this Agreement, Borrower shall also deliver to Lender Borrower’s and any parent company’s most recent financial information otherwise available to its shareholders, the SEC, or the public, as the case may be including (without limitation) the most recent available audited and unaudited statements of Borrower’s or any parent company’s financial condition and any report or notice required by Rules 17a-5(a)(2)(i) and (ii) and 17a-11 under the Exchange Act. As long as any Loan is outstanding under this Agreement, Borrower will promptly deliver to the Lender all such financial information that is subsequently available, and any other financial information or statements that Lender may reasonably request including profit and loss information.

(c) Upon request of Borrower, Lender shall request of any Account that such Account provide to Lender (for delivery to Borrower) a copy of such Account’s most recent financial statement.

10.2 Borrower shall be liable as principal with respect to its obligations hereunder and shall at all times in respect of each Loan effected pursuant hereto maintain Collateral having a market value at least equal to 100% of the market value of the Loaned Securities.

10.3 Borrower agrees to cause every letter of credit delivered by it and constituting Collateral hereunder to be renewed or replaced by Collateral (including, without limitation, a renewal or replacement letter of credit) satisfactory to Lender at least seven days prior to the scheduled expiration date of such letter of credit.

10.4 Borrower will give Lender immediate notice (i) if at any time there is entered against Borrower or any direct or indirect parent any order, decree, determination or instruction issued on the authority of any rule, regulation or proceeding of any governmental commission, bureau or other administrative agency or self-regulatory organization which could have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement or to carry on its business as conducted at the date of this Agreement or which would prohibit expansion or require reduction of the business of the Borrower as conducted at the date of this Agreement or which might adversely affect the borrowing of securities by Borrower, (ii) if at any time there is commenced any investigation or proceeding which may result in the expulsion of Borrower from any stock exchange or from any self-regulatory organization, or a suspension of the Borrower’s power under any law to transact business as a broker or dealer in securities or if Borrower is so expelled or suspended, (iii) if at any time any communication is received by Borrower or any direct or indirect parent from any stock exchange, government agency, or regulatory body, constituting a warning to Borrower or any direct or indirect parent of the violation, or threatened violation, of any rule or a failure to comply with which could have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement or to carry on its business as conducted at the date of this Agreement or result in a prohibition on expansion or a requirement for reduction of the business of the Borrower as conducted at the date of this Agreement or adversely affect the borrowing of securities by Borrower, (iv) if at any time Borrower or any direct or indirect parent will receive information that Borrower or any direct or indirect parent is under special surveillance by any stock exchange, or by any other self-regulatory organization, (v) if at any time Borrower or any direct or indirect parent shall receive information that the Securities Investor Protection Corporation (“SIPC”) has been notified pursuant to Section 5(a) (1) of the Securities Investor Protection Act of 1970 (“SIPC Act”) of facts which indicate that Borrower is in or is approaching financial difficulty, or (vi) if at any time SIPC shall file an application for a protective decree with respect to the Borrower under Section 5(a)(3) of the SIPC Act. Any such notice shall set forth in reasonable detail a description of the event which has occurred and of the action, if any, which Borrower proposes to take with respect thereto. Borrower will forward to Lender a copy of any order, decree, determination, instruction or other written evidence received by it of or with respect to any matter referred to in the first sentence of this subparagraph 10.4.

10.5 Borrower and Lender hereto agree and acknowledge that (a) each Loan hereunder is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a “settlement payment” or a “margin payment,” as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code. Each party hereto further agrees and acknowledges that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Loan hereunder is a “securities contract” and “qualified financial contract,” as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.

10.6 Borrower will, from time to time, do and perform any and all acts and execute any and all further instruments required or reasonably requested by Lender more fully to effect the purposes of this Agreement and the pledge of the Collateral hereunder, including, without limitation, the execution and filing of financing statements and continuation statements relating to the Collateral under the provisions of the applicable Uniform Commercial Code.

11. Events of Default. All Loans between Borrower and Lender may, at the option of the non-defaulting party exercised by notice to the defaulting party (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an event specified in subsection (e) below), be terminated immediately upon the occurrence of any one or more of the following events (individually, a “Default”):

(a)	if any Loaned Securities shall not be transferred to Lender on the termination date of the Loan as required by Section 5.2;

(b)	if any Collateral shall not be transferred to Borrower as contemplated by Section 5.1;

(c)

if Borrower shall fail to comply with the obligation to replace an expiring letter of credit under Section 10.3 and such default is not cured within one Business Day of notice of such failure to Borrower or Borrower or Lender shall fail to deliver or return Collateral, as the case may be, as required by Section 8;

(d)

if Borrower or Lender shall fail to make the payment of distributions as required by Section 7 and such default is not cured within one Business Day of notice of such failure to Borrower or Lender, as the case may be;

(e)

if (i) Borrower or any direct or indirect parent or the Affected Account shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or (ii) any such case or proceeding shall be commenced against either party or any direct or indirect parent, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, or (iii) either party or any direct or indirect parent shall make a general assignment for the benefit of creditors, or (iv) either party or any direct or indirect parent shall admit in writing its inability to pay its debts as they become due;

(f)

if Borrower or any direct or indirect parent or the Affected Account shall have been suspended or expelled from membership or participation in any securities exchange or association or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any governmental agency or regulatory body;

(g)

if Borrower or any direct or indirect parent or the Affected Account shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable government or agency or regulatory body thereof;

(h)	if any representation made or deemed to be made by a party shall be incorrect or untrue in any material respect during the term of any Loan hereunder;

(i)

if Borrower or Lender (i) fails to provide to the other party reasonable assurances of its ability to perform its obligations hereunder or under any Loan within 24 hours after request therefor is made in good faith by the requesting party; (ii) notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder; or (iii) otherwise disaffirms, rejects or repudiates any of its obligations hereunder;

(j)	if Borrower or Lender (i) shall fail to perform any obligation under this Agreement not specifically set forth in clauses (a) through (i) above, including but not limited to the payment of fees as required by Section 4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and (iii) shall not have cured such failure by the next day after such notice on which a transfer of cash may be effected;

(k)	any Affiliate of Borrower shall default under any other securities loan agreement with Goldman Sachs Agency Lending; or

(l)

if a party (“X”) consolidates or amalgamates with, or merges into, or transfers all or substantially all its assets to, another entity and (i) the resulting, surviving, or transferee entity has not assumed all the obligations of X under this Agreement pursuant to an agreement reasonably satisfactory to the other party or (ii) the financial condition of the resulting, surviving, or transferee entity is, in the judgment of the other party, materially weaker than that of X prior to such transaction.

12. Lender’s Remedies. If (a) any Default shall occur in respect of which Borrower is the defaulting party or (b) Lender is obligated to redeliver, or is otherwise deprived of its rights to, any Loaned Securities after their return, or is in any way required to pay their value or any related sum over, as a result of any bankruptcy, insolvency, liquidation, reorganization, or other similar proceeding relating to Borrower or pursuant to any legal requirement, including without limitation any laws relating to so-called ‘preferences’ or preferential payments, Lender shall have the right, in addition to any other remedies provided herein or under applicable law (without further notice to Borrower), (i) to purchase, within a commercially reasonable time (taking into consideration the nature of the market for the Loaned Securities), a like amount of the Loaned Securities in the principal market for such securities, (ii) or to treat the Loaned Securities as having been purchased by Borrower at a purchase price equal to the market value thereof (such market value obtained from a generally recognized source or the last bid quotation from such a source at the end of the primary trading session established by the principal market for such security on a Business Day) on the day it exercises such right, and may apply the Collateral to the payment of such purchase (whether actual or deemed), after deducting therefrom all amounts, if any, due Lender under Sections 4, 7, 14 and 17 hereof. Lender may also apply the Collateral to any other obligation of Borrower under this Agreement, including distributions paid to Borrower (and not forwarded to Lender) in respect of Loaned Securities. In the event the purchase price exceeds the market value of the Collateral on the date of purchase, Borrower shall be liable to Lender for the amount of such excess (plus all amounts, if any, due to Lender hereunder) together with interest on all such amounts, in the case of purchases of Foreign Securities, at a per annum rate equal to LIBOR plus 2%, and in the case of purchases of any other securities (or other amounts, if any, due to Lender hereunder) at a per annum rate equal to the Fed Funds Rate plus 2%, as it fluctuates from day to day, from the date of such purchase until the date of payment of such excess. Lender shall have, as security for Borrower’s obligation to pay such excess, a security interest in or right of setoff against any property of Borrower then held by Lender and any other amount payable by Lender to Borrower. The purchase price of securities purchased under this Section 12 shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase or exercise of remedies including, without limitation, reasonable legal fees and expenses. Upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

Notwithstanding any provision of the Agreement, Lender shall not be obligated to make any payment to Borrower under the Agreement or in respect of any Loan (including without limitation any return of Collateral) at any time after a Default by Borrower has occurred unless and until Borrower has satisfied all of its obligations (contingent or otherwise) to Lender, whether or not such obligations have at the time matured.

13. Borrower’s Remedies. In the event of any Default involving Lender or an Account under Section 11 hereof, Borrower shall have the right, in addition to any other remedies provided herein or under applicable law (without further notice to Lender) to sell (or be deemed to have sold) a like amount of the Loaned Securities in the principal market for such securities in a commercially reasonable manner on the day of the Default and to retain (or be deemed to have realized) the proceeds of such sale. In such event, Borrower may treat the Loaned Securities as its own and Lender’s obligation to return the Collateral consisting of cash or securities shall terminate. In the event the sales price received (or deemed to have been received) from such securities is less than the market value of the Collateral consisting of cash or securities on the date of sale (or deemed sale), the Account which defaulted on the

Loan shall be liable to Borrower for the amount of any deficiency (plus all amounts, if any, due to Borrower hereunder), together with interest on all such amounts, in the case of Collateral consisting of Foreign Securities, at a per annum rate equal to LIBOR plus 2%, and in the case of Collateral consisting of any other securities (or other amounts due, if any, to Borrower hereunder), at a per annum rate equal to the Fed Funds Rate plus 2%, as it fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. Borrower shall have, as security for the Account’s obligation to pay such deficiency, a security interest in or right of setoff against any property of the Account then held by Borrower pursuant to this Agreement and any other amount payable by Borrower to Lender in respect of such Account arising hereunder. In calculating this deficiency, there shall be deducted from the proceeds of the securities sold under this Section 13, broker’s fees and commissions and all other reasonable costs, fees and expenses related (or deemed related) to such sale or exercise of remedies including, without limitation, reasonable legal fees and expenses. Upon the satisfaction of all the Account’s obligations hereunder, any remaining Loaned Securities (or remaining net cash proceeds from sale or deemed sale thereof) shall be returned to Lender.

Where Collateral consists of a letter of credit, Lender, upon the exercise or deemed exercise by Borrower of its termination rights under Section 11, shall immediately return the letter of credit to Borrower and not seek to draw thereunder and Borrower shall return to Lender an amount equal to the net proceeds from the sale (or deemed sale) of the Loaned Securities as reduced by all other amounts due to Borrower.

14. Transfer Taxes. All necessary costs, including, without limitation, transfer taxes, stamp duties and fees with respect to any transfers hereunder of Loaned Securities or Collateral shall be paid by Borrower. Borrower covenants and agrees that it shall ensure that this Agreement and all instruments of transfer in respect of any Loaned Securities or Collateral shall have been stamped in accordance with all applicable laws.

15. Definitions. For the purposes hereof:

15.1 “Account” and “Accounts” shall have the meanings set forth in the introduction.

15.2 “Affected Account” shall have the meaning set forth in Section 19.

15.3 “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity.

15.4 “Bankruptcy Code” shall have the meaning set forth in Section 10.5.

15.5 “Borrower” shall have the meaning set forth in the introduction.

15.6 “Borrower Payment” shall have the meaning set forth in Section 7.6.

15.7 “Business Day” shall mean, with respect to any Loan hereunder, any day (other than a Saturday or Sunday) recognized as a settlement day in the principal market in which the Loaned Securities are traded, provided, however, that for purposes of computing market value in Section 16, “Business Day” shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, for purposes of marking to market in Section 8, “Business Day” shall mean any day (other than a Saturday or Sunday) (i) on which regular trading occurs in the principal market for any Loaned Securities or for any securities Collateral under any outstanding Loan or (ii) on which transfers of cash Collateral may be effected by Lender and Borrower (or any nominee or agent thereof).

15.8 “Cash Collateral Fee” shall have the meaning set forth in Section 4.1.

15.9 “Clearing Organization” shall have the meaning set forth in Section 2.

15.10 “Collateral” shall mean, whether now owned or hereafter acquired, (a) all cash in a currency acceptable to Lender which is delivered to Lender pursuant to Section 3 or 8, (b) any property in which such cash is invested or reinvested (but not the income or distributions thereon or realized gains derived from Lender’s use or investment of such collateral, all of which shall in any event be the property of Lender), (c) any securities issued or guaranteed by the United States government or issued by agencies or instrumentalities thereof which may not be guaranteed by the United States government or by a foreign sovereign acceptable to Lender which are delivered to Lender pursuant to Section 3 or 8, including the interest or distributions thereon or other income therefrom, (d) all irrevocable letters of credit, issued by issuers acceptable to Lender and otherwise satisfactory in form and substance to Lender, which are delivered to Lender pursuant to Section 3 or 8, and (e) all proceeds of each of the foregoing.

15.11 “Collateral Distributions” shall have the meaning set forth in Section 7.6.

15.12 “Confirmation” shall have the meaning set forth in Section 1.2.

15.13 “Contractual Currency” shall have the meaning set forth in Section 16.2.

15.14 “Default” shall have the meaning set forth in Section 11.

15.15 “Exchange Act” shall have the meaning set forth in Section 2.

15.16 “FDIA” shall have the meaning set forth in Section 10.5.

15.17 “Federal Funds Rate” shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.

15.18 “Foreign Securities” shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.

15.19 “Lender” shall have the meaning set forth in the introduction.

15.20 “Lender Payment” shall have the meaning set forth in Section 7.6.

15.21 “LIBOR” shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBOR page as of 11:00 A.M., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).

15.22 “Loan” shall mean a loan of securities hereunder.

15.23 “Loaned Security” shall mean any security which is transferred pursuant to any Loan and shall be deemed to include any securities into which any Loaned Securities may at any time be converted or for which they may be exchanged, any additional securities distributed with respect to Loaned Securities, and any securities issued otherwise in respect thereof, including without limitation in any sub-division, consolidation, or exchange, unless the Confirmation in respect of the Loan in question specifically provides to the contrary.

15.24 “Loan Fee” shall have the meaning set forth in Section 4.1.

15.25 “Margin Deficit” and “Margin Excess” shall have the meanings set forth in Sections 8.1 and 8.2, respectively.

15.26 “Margin Percentage” shall have the meaning set forth in Section 3.1.

15.27 “Plan” shall have the meaning set forth in Section 18.

15.28 “Required Value” shall have the meaning set forth in Section 3.1.

15.29 “Securities Distributions” shall have the meaning set forth in Section 7.6.

15.30 “SIPC” and “SIPC Act” shall have the meanings set forth in Section 10.4.

15.31 “Tax” shall have the meaning set forth in Section 7.6.

16. Market Value.

16.1 With respect to Loaned Securities and Collateral consisting of securities, market value as of any date shall be determined on the basis of the closing prices therefor as of the trading day (for the principal market in which the securities are traded) immediately preceding the day of valuation, such determination to be made by the independent pricing source notified to Borrower by Lender upon Borrower’s request. Such notification may be oral. Market value shall include accrued interest in the case of debt securities. With respect to Collateral consisting of cash, market value as of any date shall be the face amount thereof held by Lender at the time of determination and, with respect to Collateral consisting of letters of credit, market value as of any date shall be the undrawn balance thereof which Lender may at such time draw thereunder except that if, in the judgment of Lender, the creditworthiness of the issuer of any letter of credit has been or may be impaired, then, upon notice to Borrower, the market value of such letter of credit shall be zero.

16.2 Unless otherwise agreed, where the Loaned Securities in respect of a Loan are denominated in a currency other than the currency in which the related Collateral is denominated, the currency which shall be applicable for purposes of determining market value shall be the currency in which the Collateral is denominated (the “Contractual Currency”), and any Loaned Security not denominated in the Contractual Currency shall be converted into a Contractual Currency equivalent based on the most current spot rate of exchange quoted by the independent source of exchange rates as notified to Borrower by Lender upon Borrower’s request. Such notification may be oral.

17. Contractual Currency.

17.1 Unless otherwise agreed, each payment of cash under this Agreement (except as provided in Section 7.2) shall be made in the Contractual Currency. Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

17.2 If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non defaulting party), as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

17.3 If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non defaulting party) refund promptly the amount of such excess.

18. ERISA. Lender shall, if any of the Securities transferred to the Borrower hereunder for any Loan have been or shall be obtained, directly or indirectly, from or using the assets of any Plan, so notify Borrower in writing upon the execution of this Agreement or upon initiation of such Loan under Section 2.1. If Lender so notifies Borrower, then Borrower and Lender shall conduct the Loan in accordance with the terms and conditions of Department of Labor Prohibited Transaction Exemption 2006-16 (71 Fed. Reg. 63786, Oct. 31, 2006), or any successor thereto (unless Borrower and Lender have agreed prior to entering into a Loan that such Loan will be conducted in reliance on another exemption, or without relying on any exemption, from the prohibited transaction provisions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4975 of the Internal Revenue Code of 1986, as amended). Without limiting the foregoing and notwithstanding any other provision of this Agreement, if the Loan will be conducted in accordance with Prohibited Transaction Exemption 2006-16, then:

18.1 Borrower represents and warrants to Lender that it is either (a) a bank subject to federal or state supervision, (b) a broker-dealer registered under the Exchange Act or (c) exempt from registration under Section 15(a)(1) of the Exchange Act as a dealer in Government Securities.

18.2 Borrower represents and warrants that, during the term of any Loan hereunder, neither Borrower nor any affiliate of Borrower has any discretionary authority or control with respect to the investment of the assets of the Plan involved in the Loan or renders investment advice (within the meaning of 29 C.F.R. Section 2510.3-21(c)) with respect to the assets of the Plan involved in the Loan.

18.3 Borrower shall mark to market daily each Loan hereunder pursuant to Section 9.1 as is required if Lender is a Customer.

18.4 Borrower and Lender agree that:

(a)

the term “Collateral” shall mean cash, securities issued or guaranteed by the United States government or its agencies or instrumentalities, or irrevocable bank letters of credit issued by a person other than Borrower or an affiliate thereof;

(b)

prior to the making of any Loans hereunder, Borrower shall provide Lender with (i) the most recent available audited statement of Borrower’s financial condition and (ii) the most recent available unaudited statement of Borrower’s financial condition (if more recent than the most recent audited statement), and each Loan made hereunder shall be deemed a representation by Borrower that there has been no material adverse change in Borrower’s financial condition subsequent to the date of the latest financial statements or information furnished in accordance herewith;

(c)

the Loan may be terminated by Lender at any time, whereupon Borrower shall deliver the Loaned Securities to Lender within the lesser of (i) the customary delivery period for such Loaned Securities, (ii) five Business Days, and (iii) the time negotiated for such delivery between Borrower and Lender; provided, however, that Borrower and Lender may agree to a longer period only if permitted by Prohibited Transaction Exemption 2006-16; and

(d)

the Collateral transferred shall be security only for obligations of Borrower to the Plan with respect to Loans, and shall not be security for any obligation of Borrower to any agent or affiliate of the Plan.

For purposes hereof, “Plan” shall mean (a) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of such Act; (b) any “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986; or (c) any entity the assets of which are deemed to be assets of any such “employee benefit plan” or “plan” by reason of the Department of Labor’s plan asset regulation, 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

19. Obligations to be Separate. Each and every obligation, liability or undertaking of an Account with respect to any Loan shall be solely an obligation, liability or undertaking of, and binding upon, the Account by which such Loan is made (“Affected Account”) and shall be payable solely from the available assets of such Account. No such obligation, liability or undertaking shall be binding upon or affect any other Account. Neither Goldman Sachs Agency Lending (in its individual capacity) nor any Affiliate thereof shall have any liability to Borrower whatsoever in respect of any Loan, it being understood and agreed that Borrower shall have recourse solely to the Affected Account in the event of the occurrence of a Default involving the Affected Account.

20. Indemnification. Borrower agrees to indemnify and hold harmless Lender and the Affected Account (including the sponsor and fiduciaries of any Affected Account which is a Plan) from any and all damages, losses, liabilities, costs and expenses (including attorneys’ fees) which Lender or the Affected Account may incur or suffer arising in any way out of the use by Borrower of Loaned Securities or any failure of Borrower to deliver Loaned Securities in accordance herewith or to otherwise comply with the terms of this Agreement.

21. Calculations. All determinations of the value of securities, Collateral, or other property or amounts for any purpose under this Agreement shall be made in good faith by Lender.

22. Limitation of Liability. A copy of the Agreement and Declaration of Trust of each Account which is a Massachusetts business trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each such Account as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders of such Account individually but are binding only upon the assets and property of each such Account.

23. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

24. Waiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

25. Remedies. All remedies hereunder shall survive the termination of the relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.

26. Notices and Other Communications. Except as otherwise provided in this Agreement, all notices, demands, and other communications hereunder shall be sufficient if made in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, or courier, or by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient at the addresses (or to the numbers) set forth on the signature page hereof. Notices shall be effective upon receipt.

27. Miscellaneous. This Agreement supersedes any other agreement between the parties concerning loans of securities between the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought.

GOLDMAN SACHS BANK USA in
its capacity as agent for Accounts
not in its individual capacity

By:_______________________________
Name:
Title:

Address for Notices:

Attention: ____________

Facsimile No.: ________

Telephone No.: ________

BORROWER NAME
as Borrower

By:_______________________________
Name:
Title:

Address for Notices:

Attention: ____________

Facsimile No.: ________

Telephone No.: ________

ANNEX I

Type of Loaned Security	Margin Percentage[1]

Foreign equity and corporate securities	105%

United States equity and corporate securities (including American Depository Receipts)	102%

United States government and agency securities	102%

Foreign government and agency securities	102%

1 Pursuant to Section 3.1.

SCHEDULE 5

FEES

For cash collateralized loans:

GSAL shall receive a fee equal to [  ]% of the Gross Revenue earned by the Lender until Lender has earned Gross Revenue equal to $[  ]. Once $[  ] of Gross Revenue has been reached, GSAL shall receive a fee equal to [  ]% of the Gross Revenue earned on any Gross Revenue above the $[  ] threshold. Thresholds are applicable on a calendar year basis and will be reset on January 1st of the following calendar year.

The term “Gross Revenue” means the difference between the aggregate net investment income received from investment of cash collateral in the Cash Collateral Reinvestment Vehicle directed by Lender, less any aggregate rebates payable to borrowers, or any fees collected from borrowers for loans facilitated by GSAL on behalf of Lender.

For non-cash collateralized loans:

GSAL shall receive a fee equal to [  ]% of the Gross Revenue earned by the Lender until Lender has earned Gross Revenue equal to $[  ]. Once $[  ] of Gross Revenue has been reached, GSAL shall receive a fee equal to [  ]% of the Gross Revenue earned on any Gross Income above the $[  ] threshold. Thresholds are applicable on a calendar year basis and will be reset on January 1st of the following calendar year.

The term “Gross Revenue” means the lending fees payable by a borrower.

SCHEDULE 6

DIRECTED INVESTMENTS

[  ]

SCHEDULE 7

LIST OF APPROVED PERSONS

For the Lender:

[                ]

For the Agent:

[                ]

SCHEDULE 8

NOTICES

If to Lender:

Address: [                ]

Att: [                ]

Telephone: [                ]

Email: [                ]

If to GSAL:

Address:	[ ]
[ ]
[ ]

Att:	[ ]

Telephone:	[ ]

Email: [ ]

SCHEDULE 9

LIST OF PARTIES IN INTEREST DESCRIBED IN ANNEX I

ERISA PLAN SPONSOR AND AFFILIATES

(list as appropriate)

TRUSTEE OF ERISA PLAN AND AFFILIATES

(list as appropriate)

INVESTMENT MANAGER OR OTHER PERSON EXECUTING THE SECURITIES LENDING AGENCY AGREEMENT ON BEHALF OF ERISA PLAN AND AFFILIATES

(list as appropriate)

ANY OTHER PARTY IN INTEREST DESCRIBED IN SECTION 1(c) OF ANNEX I AND AFFILIATES

(list as appropriate)

SCHEDULE 10

Lender’s Lending Guidelines

If GSAL determines that a loan has a negative spread (i.e., the Cash Collateral Fee being paid to the borrower with respect to that loan is in excess of the investment return earned by the Lender on the investment of the cash Collateral relating to that loan) for each of five (5) consecutive Business Days (as defined in Section 12), GSAL is directed to notify the Lender of such negative spread by e-mail at the address specified by Lender in writing from time to time.

SCHEDULE 11

Reports

[to be specified]